EXHIBIT 99.1

XI'AN, China, Nov.29, 2010 /PRNewswire-Asia-FirstCall/ -- DK Sinopharma, Inc. (OTC Bulletin Board: DKSP) ("DK Sinopharma" or the "Company"), announced its third quarter 2010 financial results. The Company's quarterly report on Form 10-Q was filed with the U.S. Securities & Exchange Commission on November 22, 2010.

Third Quarter 2010 Highlights

Sales increased by 66% year-over-year to $7,290,685.

Gross profit increased by 58% year-over-year to $3,088,846.

Net Income increased to $2,191,362 or a 139% year-over-year increase.

Earnings per share increased by $0.04 to $0.07 per share

"We are very pleased with our third quarter results and we are confident we will be able to continue our growth in sales and profit by expanding our market share and increasing our brand recognition. Our product lines are becoming increasingly visible in hospitals across China," stated Professor Dongke Zhao, President, Chief Executive Officer and Chairman of DK Sinopharma, Inc.

Third Quarter 2010 Results

Sales for the three months ended September 30, 2010 increased by 66% to $7,290,685 as compared with $4,382,522 for products sold in the same period ended September 30, 2009.  This increase is primarily due to an increase in sales for our new products, Galanthamine Hydrobromide, Cow-bezoar Detoxicating tables, Ganhai Stomach Recovery capsules, Camptothecine, VC Honeysuckle-fructusforsythiae tables and compound Salvia Root tablets. Sales to new customers have also contributed to the increase in sales.

Gross profit increased 58% to $3,088,846 for the three months ended September 30, 2010, as compared to $1,956,019 for the three months ended September 30, 2009. Our gross profit margin fell 3% to 42% as of the three months ended September 30, 2010 from 45% as of the same period in 2009, mainly due to the increase in subcontracting charges.

In the three months ended September 30, 2010, selling, general and administrative expenses were $998,913, a decrease of 15%, as compared to $1,177,302 compared to the same period of 2009. The decrease for the 3 months ended September 30, 2010 was due primarily to decrease in amortization of intangible assets, advertising expenses and the reversal of a write-off related to an advance made to a supplier.

As a result of the above, in the three months ended September 30, 2010, Net Income increased to $2,191,362 as compared with the corresponding periods in 2009 of $918,266, representing a 139% year-over-year increase.

Nine months Results

In the nine months ended September 30, 2010, we achieved revenue of $20,018,100, an increase of 47% as compared with $13,575,614 for products sold in the same period ended September 30, 2009.  This increase is primarily due to the launch of new products and successful sales to new customers.  The Company's new products launched in 2010 were Galanthamine Hydromide, Hydroxycamptothecin, Tanshinone IIA, Cow-bezoar Detoxicating table, Ganhai Stomach Recovery capsule, Camptothecine, VC Honeysuckle-fructus Forsythiae table and compound Salvia Root. Increase in sales prices of the Company's major products, namely, Huanglong Cough & Dyspenca Capsules, Gynecological Inflammation Relieving Capsules, Hepatitis B Relieving and Curing Capsules and Sprain Relieving Plaster and successful market penetration into a new province, Jilin province, have also contributed to the increase in sales revenue.

Gross profit increased 36% to $8,262,544 for the nine months ended September 30, 2010, as compared to $6,072,254 for the nine months ended September 30, 2009. Our gross profit margin fell 4% to 41% as of the nine months ended September 30, 2010 from 45% as of the same period in 2009, mainly due to the increase in subcontracting charges and costs of raw and packing materials; effectively, the overall percentage increase in cost of sales offset an overall percentage increase in net sales

Selling, general and administrative expenses was $2,846,732 for the nine months ended September 30, 2010, an increase of 1% as compared to $2,814,031 for the same periods in 2009.

Net income achieved for nine months ended September 30, 2010 was $5,161,402, as compared with the corresponding periods in 2009 of $3,203,419, representing an increase of 61%.

Recent Events

On Sept. 16th, 2010, DK Sinopharma, Inc. successfully co-hosted the National Digestive & Cardiovascular Diseases Academic Conference along with China Pharmacology Academic Council and School of Medicine of Dalian University in Dalian. Many experts and scholars in digestive and cardiovascular systems attended the conference, including 92 doctors from large hospitals across the country.

On September 27, 2010, DK Sinopharma, Inc. successfully co-hosted the 2nd China Western Gynecological Diseases Research Forum along with China Physician Association Gynecology Branch and Shaanxi Pharmacology Academic Council. Many experts and scholars in gynecology attended the conference, including 146 gynecologists from large hospitals across China.

About DK Sinopharma, Inc.

DK Sinopharma, Inc. has its headquarters in Xi'an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. Through the Company's operating entity, Yangling Dongke Maidisen Pharmaceutical Co. Ltd., the Company currently manufactures herbal extracts and 38 pharmaceutical products in the form of capsules, tablets, granules, semisolid ointment, powder, ointment, and paste ointment. We focus on varying diseases relating to respiratory system, digestive system, cardio-cerebral vascular system, antineoplastic, bone diseases-modifying antirheumatic, gynecological, and refill nutrition, among others. Yangling Dongke Maidisen Pharmaceutical Co. Ltd.'s manufacturing facilities are based in the City of Yangling in Shaanxi Province. Revenue was $20,018,100 and Net Income was $5,161,402 for the nine months ended September 30, 2010. Shareholders' Equity was $22,189,576 and Total Assets were $31,795,702 as at September 30, 2010. For more information see our website at http://www.dksinopharma.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

DK SINOPHARMA, INC. CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

ASSETS
Current Assets
Cash and cash equivalents	$4,809,889	$1,058,157
Accounts receivable	5,155,948	3,460,649
Other receivables	517,237	762,158
Advances to suppliers	7,465	537,578
Amount due from shareholder	80,096	-
Prepaid expenses	1,525	326,783
Inventories	10,185,352	10,509,797
Amount due from related parties	-	172,655
Total Current Assets	20,757,512	16,827,777

Property, plant and equipment, net	4,714,740	5,067,401
Construction in progress	1,171	-
Intangible assets, net	6,322,279	6,636,900

Total Assets	$31,795,702	$28,532,078

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$2,625,212	$2,812,073
Accrued expenses and other payable	2,459,158	4,379,631
Customer and other deposits	-	384,084
Value-added tax payable	270,108	-
Short-term bank loan	4,180,290	1,320,190
Total Current Liabilities	9,534,768	8,895,978

Derivative liability	71,358	-
Long-term bank loan	-	2,787,068

Total Liabilities	9,606,126	11,683,046

Stockholders' Equity

Common stock, $.001 par value, 70,000,000 shares authorized, 30,000,005 and 30,000,005 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	30,000	30,000
Subscription receivable	(750)	(750)
Additional paid-in capital	10,310,340	10,310,340
Statutory reserves	2,448,456	2,448,456
Accumulated other comprehensive loss	51,439	(127,703)
Retained earnings	9,350,091	4,188,689
Total Stockholders' Equity	22,189,576	16849,032

Total Liabilities and Stockholders' Equity	$31,795,702	$28,532,078

DK SINOPHARMA, INC. CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)
	Three months ended		Nine months ended
	2010	2009	2010	2009

Sales, net	$7,290,685	$4,382,522	$20,018,100	$13,575,614

Cost of sales	(4,201,839)	(2,426,503)	(11,755,556)	(7,503,360)

Gross profit	3,088,846	1,956,019	8,262,544	6,072,254
Selling, general and administrative expenses	(998,913)	(1,177,302)	(2,846,732)	(2,814,031)
Research and development cost	-	-	(172,391)	-

Income from operations	2,089,333	778,717	5,243,421	3,258,223

Other Income (Expense)
Interest income	-	-	20,999	2,986
Interest expense	(66,283)	(50,285)	(216,802)	(242,196)
Other income	169,841	190,756	193,319	191,294
Derivative expense	-		(71,358)	-
Other expense	(2,129)	(922)	(8,177)	(6,888)
Total other Income (Expense)	101,429	139,549	(82,019)	(54,804)

Income before income taxes	2,191,362	918,266	5,161,402	3,203,419

Provision for income taxes	-	-	-	-

Net income	$2,191,362	$918,266	$5,161,402	$3,203,419

Weighted average common shares outstanding
Basic	30,000,005	30,000,005	30,000,005	30,000,005
Diluted	30,000,005	30,000,005	30,000,005	30,000,005

Net income per common share
Basic	$0.07	$0.03	$0.17	$0.11
Diluted	$0.07	$0.03	$0.17	$0.11

Net income	$2,191,362	$918,266	$5,161,402	$3,203,419
Foreign currency translation adjustment	165,377	-	179,142	11,067
Comprehensive income	$2,356,739	$918,266	$5,340,544	$3,214,486

DK SINOPHARMA, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,161,402	$3,203,419
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	732,812	884,985
Written off of payable	20,999	-
Recovery of deposits paid to suppliers	(336,284)	-
Derivative liability	71,358	-
Changes in operating assets and liabilities:
Accounts receivable	(1,614,049)	1,095,153
Inventories	504,035	(4,157,759)
Advances to suppliers	868,575	(1,395,095)
Prepaid expenses and other receivable	604,044	(1,116,808)
Amount due from shareholder	55,975	(9,938)
Amount due to a related company		(5,866)
Accounts payable	(239,097)	1,766,095
Accrued expense and other payable	(2,050,627)	2,600,622
Customer and other deposits	(383,262)	-
VAT payable	306,212	-

Net cash provided by operating activities	3,702,093	2,864,808

CASH FLOWS FROM INVESTING ACTIVITIES
Addition in share capital	-	300
Purchase of property and equipment	(41,405)	(1,361,617)
Purchase of intangible assets	(25,296)	-

Net cash used in Investing activities	(66,701)	(1,361,317)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment from short-term loans	-	(1,315,307)

Net cash used in financing activities	-	(1,315,307)

Effect of exchange rate changes on cash and cash equivalents	116,340	(134,448)

Net Increase (Decrease) in cash and cash equivalents	3,751,732	53,736

Cash and cash equivalents, beginning balance	1,058,157	491,626

Cash and cash equivalents, ending balance	$4,809,889	$545,362

SUPPLEMENTAL DISCLOSURES:
Interest payments	$216,802	$242,196

DK SINOPHARMA, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND YEAR ENDED DECEMBER 31, 2009 (UNAUDITED)
	Capital Stock	Subscription	Additional Paid-in	Other Comprehensive	Statutory	Retained	Total Stockholders
	Amount	Receivables	Capital	Income	Reserves	Earnings	Equity

Balance December 31, 2008	$30,000	$(750)	$10,310,340	$(138,770)	$275,233	$1,973,568	$12,449,621

Foreign currency translation adjustments	-	-	-	11,067	-	-	11,067

Transferred to Statutory reserve	-	-	-	-	2,173,223	(2,173,223)	-

Dividend paid	-	-	-	-	-	(439,264)	(439,264)

Income for the year ended December 31, 2009	-	-	-	-	-	4,827,608	4,827,608

Balance December 31, 2009	30,000	(750)	10,310,340	(127,703)	2,448,456	4,188,689	16,849,032

Foreign currency translation adjustments	-	-	-	179,142	-	-	179,142

Income for the nine months ended September 30, 2010	-	-	-	-	-	5,161,402	5,161,402

Balance September 30, 2010	$30,000	$(750)	$10,310,340	$51,439	$2,448,456	$9,350,091	$22,189,576

DK Sinopharma, Inc.
Mr. Dongke Zhao, President and Chief Executive Officer
Ms. Yanhong Ren, Chief Financial Officer
Ms. Emily Zhang, Vice President Corporate Communications

Dongxing Building, 4th Floor, No.1 Xinke Road
Xi'an City, Shaanxi Province, PRC
Phone: 86-29-8224-7500-8612
Email: ir@dksinopharma.com